Exhibit 99.1

09-10 Contact: Rhonda Carroll Corporate Secretary 713.787.3118

FOR IMMEDIATE RELEASE

PRESTON MOORE APPOINTED PRESIDENT, CHIEF EXECUTIVE OFFICER OF ENCORE BANK

HOUSTON – June 15, 2009 – Encore Bank, N.A., a subsidiary of Encore Bancshares, Inc., today announced the appointment of Preston Moore as President and Chief Executive Officer of Encore Bank.

“We are very excited to have Preston Moore leading Encore Bank,” said James S. D’Agostino, Jr., Chairman. “Preston is a great combination of seasoned banker and proven leader. He is well recognized in the Houston business community for his strong customer orientation, excellent people skills, and firm understanding of the challenges facing banking today.”

“I am delighted to be joining Encore Bank,” said Preston Moore. “With strong capital, a great deposit-gathering footprint, and capable bankers, Encore is in a unique position to take advantage of the opportunities that the current environment presents. I am honored to be working with the current team to take the Bank to the next level.”

Moore was most recently Executive Vice President and Manager of the Investment Division at Amegy Bank of Texas.

Moore, a native Houstonian, is actively involved with Memorial Drive Presbyterian Church, volunteers at the Neighborhood Centers, Inc., and recently served on the alumni board of the Kinkaid School and the Board of Directors of the Houston Country Club.

Moore is a graduate of Washington and Lee University with a B.A. degree. He also earned a Master of Business Administration in finance from the University of Texas at Austin. Preston and his wife, Cheryl, have three children, Preston, Kathryn, and Kristen.

About Encore Bancshares

Encore Bancshares, Inc. is a financial holding company headquartered in Houston, Texas and offers a broad range of banking, wealth management and insurance services through Encore Bank, N.A. and its affiliated companies. Encore Bank operates 11 private client offices in the Greater Houston area and six in southwest Florida. Headquartered in Houston and with $1.6 billion in assets, Encore Bank builds relationships with professional firms, privately-owned businesses, investors and affluent individuals. Encore Bank offers a full range of business and personal banking products and services, as well as financial planning, wealth management, trust and insurance products through its trust division, Encore Trust, and its affiliated companies, Linscomb & Williams and Town & Country Insurance. Products and services offered by Encore Bank’s affiliates are not FDIC insured. The Company’s common stock is listed on the NASDAQ Global Markets under the symbol “EBTX”.

Encore Bank, N.A.    |    Nine Greenway Plaza, Suite 1000    |    Houston, Texas 77046

www.encorebank.com

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